Exhibit 99.1

NewLink

GENETICS

Today's Discoveries . . . Tomorrow's Medicines

Contact:
Gordon Link
Chief Financial Officer
NewLink Genetics
515.598.2925
glink@linkp.com

Eric Goldman
Vice President Public Relations
Rx Communications Group
917.322.2563
egoldman@rxir.com

FOR IMMEDIATE RELEASE

NewLink Genetics reports Two- and Three-year Overall Survival data from its Phase-2 HyperAcute® Pancreas (algenpantucel-L) Immunotherapy trial at the American Society of Clinical Oncology (ASCO) Annual Meeting

AMES, Iowa, June 4, 2012 - NewLink Genetics Corporation (Nasdaq: NLNK) announces that its HyperAcute® Pancreas (algenpantucel-L) Immunotherapy will be featured today in a poster presentation (abstract number 4049) at the American Society of Clinical Oncology (ASCO) 2012 Annual Meeting being held in Chicago, IL. The abstract entitled “Addition of algenpantucel-L immunotherapy to standard of care (SOC) adjuvant therapy for pancreatic cancer” will be shown in S Hall A2 from 8:00AM to 12:00PM . The study results show 37%, 59% and 121% improvement in 1-, 2- and 3-year survival, respectively, as compared to standard-of-care.

Time points (years)	NLG0205 Overall Survival	Expected** Overall Survival	Percent Increase in Survival
1	86%	63%	37%
2	51%	32%	59%
3	42%*	19%	121%
*Based on Kaplan-Meier estimate
**Brennan et al., nomogram

Dr. Jeffrey M. Hardacre, the study's Principal Investigator, from the University Hospitals Seidman Cancer Center and Case Western Reserve University, Cleveland, OH stated, “As a surgeon who regularly treats patients suffering from pancreatic cancer, and being accustomed to the dismal prognosis for these patients, I am highly encouraged with the exceptional overall survival data from this study.”

“Given that the primary endpoint in our pivotal Phase 3 study targeting similar patients is overall survival,

this data supports our cautious optimism,” said Dr. Nicholas Vahanian, President and Chief Medical Officer of NewLink Genetics.

Key data from the 69 patient Phase 2 algenpantucel-L trial demonstrated:

The primary endpoint of the study, 12-month disease free survival (DFS), was 62%. The median DFS was 14.1 months. Subgroup analysis showed that patients receiving 300 million cells/dose had a 12-month DFS of 81%, while those receiving 100 million cells/dose had a 12-month DFS of 51% (p=0.02, Fisher's Exact). Prognostic criteria did not significantly differ between the two groups.

Overall 12-month survival was 86%. The predicted 12 month overall survival in our study was 63%. Subgroup analysis showed that patients receiving 300 million cells/dose had an overall 12-month survival of 96%, while those receiving 100 million cells/dose had an overall 12-month survival of 79% (p=0.053, Fisher's Exact). Two-year overall survival in our study was 51% with a predicted survival of 32% and 3-year overall survival was 42% with a predicted survival of 19%. Predicted survivals were computed using prognostic factors gathered for each patient and calculated using a nomogram published by Brennan et al from Memorial Sloan Kettering Cancer Center. Over the 33 month median follow up period of the study, the percentage improvement in overall survival rate compared to nomogram analysis increased over time. These data are consistent with recent studies of active immunotherapies (Sipuleucel-T and Ipilimumab) in that immune benefits appear greater in some patients over time.

Prominent eosinophil responses have been observed with the majority of patients demonstrating measurable increases in peripheral blood eosinophilia. In addition to eosinophilic infiltrates at the injection site in all tested patients, 70% developed eosinophilia, with 30% showing persistent eosinophilia for up to 2 years.

The HyperAcute Pancreas immunotherapy product candidate, also referred to as algenpantucel-L, demonstrated good tolerability and a favorable safety profile with no grade four adverse events considered attributable to the immunotherapy. The predominant adverse events related to the immunotherapy were grade one or two injection site reactions, all treated with conservative local therapies.

Anecdotally, three patients with cancer recurrence after receiving algenpantucel-L obtained complete radiographic responses with the use of subsequent chemotherapy. As of May 16, 2012, all three patients remain in remission with no evidence of disease for periods ranging from six to 36 months. “We are presenting data from three different HyperAcute products at ASCO this year and each of these has generated intriguing data that provide insights into the activity and mechanisms associated with the treatment of patients with HyperAcute immunotherapies,” stated Dr. Charles Link, CEO and Chief Scientific Officer of NewLink Genetics. “These observations include survival advantages that improve over time, objective responses, novel immunological findings and chemosensitization.”

About the Phase 2 Study

The multi-institutional, open-label, dose-finding, Phase 2 trial evaluated the use of algenpantucel-L in addition to chemotherapy with chemoradiotherapy in the adjuvant setting for resected pancreatic cancer. Adjuvant therapy was to start within seven weeks after surgery. The first cycle of treatment consisted of vaccination with either 100 million or 300 million cells per dose given intradermally on days one and eight. One week after the second vaccination, gemcitabine was administered at 1000mg/m2/week for three weeks, on days one, eight, and 15, in conjunction with HyperAcute immunotherapy dosed on days one and 15 of cycle two. Chemoradiotherapy was initiated one to two weeks after the completion of cycle two. Continuous infusion 5-FU was administered at 250 mg/m2/day for the entire duration of radiation therapy. HyperAcute immunotherapy was administered on days one, 15, 29, and 43 of the chemoradiotherapy stage. A total of up to 14 vaccinations were dosed for patients who completed the entire study treatment.

About HyperAcute® Immunotherapy

NewLink's HyperAcute immunotherapy technology is designed to stimulate the human immune system by exploiting a natural barrier present in humans that protects against infection being transmitted from other mammals. This barrier is related to the enzyme, alpha (1,3) galactosyl transferase, or Alpha-GT, which is expressed in the cells of lower mammals but not present in human cells. The presence of this enzyme results in the incorporation of a non-human form of carbohydrate called alpha (1,3) galactosyl carbohydrates, or Alpha-Gal, on the surface of expressing cells. Introducing Alpha-Gal expressing cells to the human immune system activates an immune response resulting from pre-existing antibodies against Alpha-Gal. Antibodies directed against the Alpha-Gal epitope are potentially the most abundant natural antibody in humans and represent approximately 1% of circulating human antibodies.

NewLink's HyperAcute cancer immunotherapy product candidates are composed of irradiated, live, allogeneic human cancer cells modified to express the gene that makes Alpha-Gal epitopes. This exposure to Alpha-Gal stimulates the human immune system to attack and destroy the immunotherapy cells on which Alpha-Gal is present by activating complement, an important component of the immune system capable of cell destruction. After destruction, NewLink believes the resulting cellular fragments bound by anti-Alpha-Gal antibodies are processed by the immune system to elicit an enhanced multi-faceted immune response to tumor-associated antigens common to both the immunotherapy and the patient's tumor cells.

About Algenpantucel-L (HyperAcute Pancreas immunotherapy product candidate)

NewLink's algenpantucel-L immunotherapy product candidate consists of a group of two allogeneic pancreatic cancer tumor cell lines that were modified to express Alpha-Gal. These cell lines were chosen to provide a broad coverage of pancreatic cancer antigens. Each of the modified cell lines is grown in large cultures, harvested, irradiated and packaged. Approximately 150 million cells of each HyperAcute Pancreas cell line are given by intradermal injection with each treatment. A series of up to 12 treatments using both cell lines over a period of six months was used in our Phase 2 clinical trial. In our Phase 3 protocol, we are adding an additional series of six maintenance treatments, to be given during the next six months.

About Pancreatic Cancer

The American Cancer Society estimates that approximately 44,030 new cases of pancreatic cancer were diagnosed in the United States in 2011. Pancreatic cancer has generally been recognized as an aggressive form of cancer with non-specific initial symptoms, making it difficult to diagnose at an early stage. Due to the difficulty in diagnosis and the aggressive nature of this cancer, the National Cancer Institute estimates a 96% mortality rate is associated with this disease, and the American Cancer Society estimates one-year and five-year overall survival rates of about 24% and 5%, respectively.

Pancreatic cancer can generally be divided into three broad categories: (1) local disease, in which the cancer is confined to the pancreas and can be removed surgically, which is called resection; (2) locally advanced disease, in which the cancer has spread locally and may or may not be eligible for resection because it has invaded tissues that should not be removed, such as key nerves and arteries; and (3) metastatic disease, in which the tumor has spread beyond the region of the pancreas.

About NewLink Genetics Corporation

NewLink Genetics Corporation is a biopharmaceutical company focused on discovering, developing and commercializing novel immunotherapeutic products to improve cancer treatment options for patients and physicians. NewLink's portfolio includes biologic and small-molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink's product candidates are designed with an objective to harness multiple components of the innate immune system to combat cancer, either as a monotherapy or in combination with current treatment regimens, without incremental toxicity. NewLink's lead product candidate, HyperAcute Pancreas cancer immunotherapy (algenpantucel-L) is being studied in a Phase 3 clinical trial in surgically-resected pancreatic cancer patients (patient information is available at http://www.pancreaticcancer-clinicaltrials.com). This clinical trial is being performed under a Special Protocol Assessment with the U.S. Food and Drug Administration. NewLink and its collaborators have completed patient enrollment for a Phase 1/2 clinical trial evaluating its HyperAcute Lung cancer immunotherapy (tergenpumatucel-L) product candidate for non-small cell lung cancer and a Phase 2 clinical trial for its HyperAcute Melanoma cancer immunotherapy product candidate. NewLink also is developing NLG8189 (d-1-methyltryptophan, or D-1MT), a small-molecule, orally bioavailable product candidate from NewLink's proprietary indoleamine-(2, 3)-dioxygenase, or IDO, pathway inhibitor technology. Through NewLink's collaboration with the National Cancer Institute, NewLink is studying NLG8189 in various chemotherapy and immunotherapy combinations in two Phase 1B/2 safety and efficacy clinical trials. For more information please visit www.linkp.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the prospects for NLG8189 NewLink's HyperAcute Pancreas immunotherapy product candidate, anticipated overall survival rates in the Phase 2 clinical trial of NewLink's HyperAcute Pancreas immunotherapy product candidate and potential implications of the data contained in a poster presentation (abstract number 4049) at the American Society of Clinical Oncology (ASCO) 2012 Annual Meeting being held in Chicago, IL., entitled “Addition of algenpantucel-L immunotherapy to standard of care (SOC) adjuvant therapy for pancreatic cancer.” Such statements are based on management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with clinical trials and the regulatory approval process. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K for the year ended December 31, 2011, as amended, and subsequent filings. The Company disclaims any intent or obligations to update these forward-looking statements.